CONSENT OF AUTHOR
Graham Holmes, P.Eng.
480 University Avenue, Suite 300
Toronto, ON M5G 1V2

US Securities and Exchange Commission

I, Graham Holmes, P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Aker Kvaerner in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 26th day of June, 2009.

/s/ G. Holmes
Graham Holmes, P.Eng.
Aker Kvaerner